Exhibit 10.34

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is effective as of the date set forth on the signature page hereto (the “Amendment Date”) and is entered into by and between Twin River Management Group, Inc., a Delaware corporation (“TRMG”), and the executive identified on the signature page hereto (“Executive”).

WHEREAS, TRMG and Executive are parties to an Employment Agreement dated March 29, 2016 (the “Employment Agreement”); and

WHEREAS, TRMG and Executive have agreed to amend the Employment Agreement as herein provided.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and other obligations contained herein, TRMG and Executive agree as follows:

1.	Termination; Severance; Consulting: Notwithstanding any provision of the Employment Agreement to the contrary, Executive will terminate employment with TRMG and cease to be an officer or director of Twin River Worldwide Holdings, Inc. (“TR”) or any subsidiary thereof as of December 31, 2018 (the “Termination Date”). Commencing January 1, 2019 and continuing to December 31, 2019, Executive will provide such corporate finance and financial reporting consulting services as TRMG reasonably requests, assist in good faith in the transition of his responsibilities to his successor and reasonably cooperate to the extent requested by TRMG or any other member of the Company Group in regulatory proceedings, litigation, audits and similar activities. Executive and the Company reasonably anticipate that Executive’s level of services will permanently decrease to no more than 20% of the average number of hours Executive provided to the Company Group in the 36-month period ending on the Termination Date. Executive will, if reasonably requested by TRMG, work more than this level in one or more particular portions of 2019, and commensurately less in other periods, and will consider in good faith adjusting his availability to satisfy the Company’s needs during 2019. If any payment hereunder constitutes a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code, Section 19 of the Employment Agreement will apply thereto. In addition, unless agreed to by Executive in his sole discretion, Executive will not be required to travel to any location of the Company Group or otherwise in performing such service more than five days in any calendar month and, consistent with past practice, Executive will be entitled to up to five weeks of vacation in 2019 (recognizing that no unused portion of such vacation period will carry over or otherwise be compensated).

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2.	Payments/Benefits: The parties agree as follows:

(a)	2018 Salary, Bonus and Expense Reimbursement: TRMG has paid Executive his then-current base salary for the period ending December 31, 2018, and reimbursed (or will reimburse) all expenses incurred in such period and submitted by January 21, 2019 as provided in Section 4 of the Employment Agreement prior to this Amendment. In addition, if the Compensation Committee of the Board (the “Committee”) determines that senior executives of TRMG generally should be paid annual bonuses for 2018, Executive will be paid a cash bonus for his service as an officer in 2018 based on the Committee’s assessment of his performance in 2018. The amounts payable under this Section 2(a) are in consideration of Executive’s employment during 2018 under the Employment Agreement, and will be reduced by amounts required to be withheld by law.

(b)	2018 LTIP Awards: If Executive has not accepted alternative employment at the time LTIP awards for 2018 are made to TRMG senior executives, TRMG will cause TR to include Executive in the group of senior executives to whom long-term equity grants (“LTIP”) for 2018 are awarded at substantially the same level and on substantially the same terms as if he had continued to serve as an officer of TRMG during 2019, except that any such LTIP awards to Executive for 2018 will settle and pay out in cash on or prior to June 30, 2019. The amount of any such award will be reduced by amounts required to be withheld by law. The value and terms of any such award will otherwise be conclusively determined by the Committee.

(c)	2019 Payments: Under the Employment Agreement, Executive will be paid over the course of 2019 his base salary as in effect on the Termination Date (paid on normal payroll dates throughout 2019) (less all applicable state and federal tax withholdings and other deductions consistent with past practice). In addition, TRMG will reimburse Executive for his reasonable out-of-pocket expenses in providing consulting services in accordance with TRMG’s normal practices and policies for senior executives in 2019. These amounts will be so paid if Executive ceases to perform consulting services in 2019, and regardless of his taking on alternative employment, unless Justifiable Cause exists. Section 4(b) of the Employment Agreement will not apply after the Termination Date.

(d)	Potential 2019 Bonus, Potential RSU Vesting: Executive will be eligible for a cash bonus of up to $345,000 for consulting services performed in 2019, and also potentially earn the previously granted performance stock award granted in 2017 on up to a maximum of 813 shares of common stock which currently vests as of January 1, 2020. Whether or not such amount or any portion thereof will be paid or awarded will be determined by the Committee, taking into account the portion of 2019 for which Executive was available to provide consulting services to the Company Group, the Executive’s actual services during 2019 and such other factors as the Compensation Committee determines in good faith to be appropriate in the circumstances.

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(e)	Prior Equity Awards: Except as expressly provided in the first sentence of Section 2(d) hereof, nothing herein affects the parties’ rights or obligations under the terms of any option, restricted stock award, performance unit or other equity award agreement entered into or granted prior to the date hereof.

(f)	Resale Registration: TRMG will cause TR to treat the Executive no less favorably than any other management shareholder or former management shareholder in respect of registration (if applicable) of the resale of Twin River shares purchasable or receivable on the exercise or vesting of his unexercised stock option or other awards, unless such shares may be sold under SEC Rule 144 without compliance with volume or further holding requirements.

(g)	Benefit Plans: If eligible and enrolled as of the Termination Date, TRMG will maintain Executive in its group health, dental and vision welfare benefit plans through the period ending at midnight on December 31, 2019. Executive will receive information from TRMG’s benefit provider regarding the Executive’s option to select continued insurance coverage as prescribed under the law known as COBRA for subsequent periods. Continued coverage under COBRA after December 31, 2019 is at Executive’s sole option and expense. Executive’s eligibility to receive any other employment-related benefits, and/or to participate in any other TRMG benefit program ceases as of the Termination Date except as provided above and except that Executive will be eligible to access and receive his vested 401(k) retirement benefits in accordance with the terms of the 401(k) plan.

Executive will consult in good faith with TR’s CEO and Chairman prior to accepting employment that would be inconsistent with his continued performance of services as herein contemplated during the Consulting Period. Without limiting the generality or effect of any other provision hereof, if Executive accepts such employment, Section 2(g) hereof will without further action terminate at the earliest time he is permitted to have coverage under plans of the new employer.

3.	Effect on Employment Agreement: Any provision of the Employment Agreement that is inconsistent with this Amendment (including Sections 2, 6 and 7 of the Employment Agreement) is superseded hereby and will not apply for any period after the Termination Date, but Sections 9-12 of the Employment Agreement will continue to apply to Executive in accordance with their original terms.

4.	Indemnity Rights: For the avoidance of doubt, TRMG will indemnify Executive for events occurring in Executive’s performance of consulting services in 2019 as if Executive continued to be an officer of TRMG and TR, and nothing in this Amendment or the release executed by Executive simultaneously herewith (the “Release”) will diminish or otherwise affect such rights or rights to indemnity in any prior period.

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5.	Public Statements: Executive and TRMG have previously approved the text of a public announcement regarding Executive’s separation from service and neither party will, and each will cause its representatives not to, deliberately make any statement materially inconsistent therewith, provided, however, that nothing herein will preclude any party or its representatives from making statements believed in good faith to be accurate to regulators, in litigation or in other proceedings or limit Section 6 of the Release.

6.	Governing Law: This Amendment will be construed, interpreted and applied in accordance with the laws of the State of Rhode Island, without regard to principles of conflict of laws that would apply the laws of any other jurisdiction.

7.	Counterparts: This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Signatures delivered by facsimile (including, without limitation, by “pdf”) will be effective for all purposes.

8.	The Release: Executive hereby confirms that the seven-day period for Executive to revoke the Release after its execution thereof on January 2, 2019 has expired. Executive duly executed and delivered the Release, and Executive waived any right to consider for any additional period of time whether to execute the Release or the terms of the Release.

9.	Status: The parties hereto acknowledge and agree that Executive will at all times during 2019 be and remain an independent contractor and not an employee of TRMG or any other member of the Company Group. As such, unless otherwise required by law or as otherwise expressly set forth in this Amendment, Executive will not be treated as an employee of the Company Group for any purpose, including but not limited to tax withholdings, unemployment, workers’ compensation, Social Security or any employee benefits, and Executive acknowledges that Executive will be responsible for all taxes relating to his consulting services during 2019.

10.	Defined Terms: Terms used herein with initial capital letters that are defined in the Employment Agreement are used herein as so defined.

11.	Restatement: The parties executed and delivered this Amendment on January 2, 2019, and hereby amend and restate the Amendment on January 14, 2019, in each case effective as of December 31, 2019.

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IN WITNESS WHEREOF, the parties hereto have signed this Amendment on January 14, 2019, effective as of December 31, 2018.

TWIN RIVER MANAGEMENT GROUP, INC.

By:	/s/ George Papanier
	Name:	George Papanier
	Title:	President and CEO

EXECUTIVE

/s/ Glenn A. Carlin
Name:	Glenn A. Carlin

Accepted and agreed to:

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:	/s/ George Papanier
	Name:	George Papanier
	Title:	President and CEO

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